--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under sec.240.14a-12

                               F.N.B. CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2)of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  March 19, 2003


                                     [LOGO]



Dear Shareholder:

It is a pleasure to invite you to attend the Annual Meeting of Shareholders of F.N.B. Corporation. The meeting will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, on Monday, April 28, 2003, at 4:00 p.m.

At the meeting, you will be asked to consider and vote upon the election of directors.

Your vote is important regardless of how many shares of stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each. Please sign and return each card since each represents a separate number of votes. Postage paid envelopes are provided for your convenience.

You are cordially invited to attend the Annual Meeting. Please indicate on the proxy card whether you plan to attend the Annual Meeting.

Regardless of whether you plan to attend, please date and return the enclosed proxy card(s) as soon as possible. This will not prevent you from voting at the meeting, but will assure that your vote is counted if you are unable to attend.

As always, the directors, management and staff thank you for your continued support and interest in F.N.B. Corporation.



/s/ PETER MORTENSEN                      /s/ GARY L. TICE

Peter Mortensen                          Gary L. Tice
Chairman                                 President and Chief Executive Officer

                                     [LOGO]


       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       -------------------------------------------------------------------

Notice is hereby given that the Annual Meeting of Shareholders of F.N.B. Corporation (the "Corporation") will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, on Monday, April 28, 2003, at 4:00 p.m. Eastern Daylight Time, for the following purposes:

        1.      To elect five directors of the Corporation;

        2. To elect one additional director, if the Corporation's proposed acquisition of Charter Banking Corp. is consummated prior to the Annual Meeting; and

        3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only the holders of Common Stock and Series A Preferred Stock of the Corporation of record on the books of the Corporation at the close of business on February 18, 2003, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Enclosed with this Notice are a Proxy Statement and form of proxy. All shareholders, whether or not they expect to be present at the meeting, are requested to date and sign the proxy and to return it in the enclosed self-addressed envelope. Prompt action with this request will be appreciated. Shareholders who attend the meeting may, if they wish, vote in person even if they have mailed their proxies.



                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              David B. Mogle, Secretary



March 19, 2003

                                                                  March 19, 2003




                               F.N.B. CORPORATION
                    F.N.B. CENTER - 2150 GOODLETTE ROAD NORTH
                              NAPLES, FLORIDA 34102


                                 PROXY STATEMENT

The accompanying proxy is being solicited by F.N.B. Corporation (the "Corporation") in connection with the Annual Meeting of Shareholders to be held on April 28, 2003. This proxy statement and the accompanying form of proxy are first being sent to shareholders of the Corporation on or about March 19, 2003. If the proxy is executed and returned, it may nevertheless be revoked by written notice to the Secretary of the Corporation at any time prior to the Annual Meeting by submitting a later dated proxy or by voting in person at the Annual Meeting. Unless the proxy is revoked or contains other instructions, the shares represented thereby will be voted at the meeting in favor of the election of the director nominees named below.

The Board of Directors has fixed February 18, 2003, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, the Corporation had outstanding 44,164,067 shares of Common Stock, 19,174 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and 98,251 shares of Series B Cumulative Convertible Preferred Stock ( "Series B Preferred Stock"). The holders of shares entitled to cast a majority of all votes entitled to be cast, present in person or represented by proxy, will constitute a quorum for the meeting. Holders of Common Stock are entitled to one vote for each share held and holders of Series A Preferred Stock are entitled to 6.9 votes for each share held. Shares of Series B Preferred Stock do not carry any voting rights.

                              ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not fewer than five nor more than 25 persons, the exact number to be determined from time to time by the Board. The Bylaws also provide for classification of the directors with respect to the time for which they shall severally hold office. The Board of Directors is presently divided into three classes with five directors in each class and with the directors of each class serving staggered, three-year terms. At each annual meeting, one class of directors is elected. Each director holds office for the term for which he or she is elected and thereafter until his or her successor is duly elected and qualified or until his or her earlier death, retirement, resignation or removal. Proxies will not be voted for a greater number of persons than the number of nominees set forth below. Directors are elected by a plurality of the votes cast at the meeting. Abstentions and shares held in street name that are not cast at the meeting will not be voted. Neither the holders of Common Stock nor the holders of Series A Preferred Stock have cumulative voting rights in the election of directors.

The following Class II directors, whose terms expire at the Annual Meeting, have been nominated by the Board of

Directors for re-election at the Annual Meeting, to continue to serve as Class II directors until the 2006 Annual Meeting and until their successors are elected and qualified: G. Scott Baton, II, Alan C. Bomstein, William J. Strimbu, Archie O. Wallace and R. Benjamin Wiley.

Under the terms of the Stock Purchase Agreement entered into among the Corporation, Charter Banking Corp. and David A. Straz, Jr. pursuant to which the Corporation will, subject to the satisfaction of certain customary closing conditions, acquire all of the stock of Charter Banking Corp. from Mr. Straz, Jr., the sole shareholder of Charter Banking Corp., the Corporation will be obligated to elect Mr. Straz, Jr. as a director of the Corporation following the closing of the acquisition. As of the date of this proxy statement, the parties expect the closing to occur on March 31, 2003. If the closing occurs prior to the Annual Meeting, the parties anticipate that the size of the Board will be increased by one and Mr. Straz, Jr. will be elected as a Class II Director following the closing, in which event Mr. Straz, Jr. will stand for re-election at the Annual Meeting for a three-year term along with the other Class II directors standing for re-election at the Annual Meeting.

All of the nominees have expressed their willingness to serve if elected. In the event one or more of the director nominees is unable or unwilling to serve as a director for any reason (the Corporation knows of no such reason), the persons named in the enclosed proxy will vote for the other nominees named and such substituted nominees as may be nominated by the Board of Directors.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 18, 2003, concerning the age, principal occupation for the last five years, and ownership of common stock of each of the directors and five most highly compensated executive officers of the Corporation. No director or executive officer of the Corporation is the beneficial owner of any shares of Series A Preferred Stock or Series B Preferred Stock.

                                                                                                        Amount and
                                                                                                         Nature of
                                                                                   Expiration           Beneficial
                                                                                   of Term of          Ownership of      Percent
                    Name and                                       Director         Office as          Common Stock         of
              Principal Occupation                       Age         Since         Director (a)           (b)(c)         Class (d)
------------------------------------------------------------------------------------------------------------------------------------

GARY L. TICE*                                            55          1997              2005             249,784(e)
President and Chief Executive Officer of the
Corporation since 2001; President and Chief
Operating Officer of the Corporation from
1998-2001; Executive Vice President and Chief
Operating Officer of the Corporation 1997-1998;
Chairman of First National Bank of Florida
("FNBFL"); and director of Sun Bancorp and its
subsidiary Sun Bank, Selinsgrove, Pennsylvania,
since January 2003

PETER MORTENSEN                                          67          1974              2005             653,518            1.5
Chairman of the Corporation since 1988; Chief
Executive Officer of the Corporation 1988-2000;
and Chairman of the Corporation's subsidiary,
First National Bank of Pennsylvania ("FNBPA")


                                                                                                        Amount and
                                                                                                         Nature of
                                                                                   Expiration           Beneficial
                                                                                   of Term of          Ownership of      Percent
                    Name and                                       Director         Office as          Common Stock         of
              Principal Occupation                       Age         Since         Director (a)           (b)(c)         Class (d)
------------------------------------------------------------------------------------------------------------------------------------

STEPHEN J. GURGOVITS*                                    59          1981              2004             190,470(f)(g)
Vice Chairman of the Corporation since 1998;
Executive Vice President of the Corporation
1995-1998; President and Chief Executive Officer
of FNBPA since 1988; and director of Sun Bancorp
and its subsidiary, Sun Bank, Selinsgrove,
Pennsylvania, since 1997

G. SCOTT BATON, II                                       67          2002              2003              42,177
Former Chairman and Chief Executive Officer,
Chestnut Ridge Foam, Inc.

ALAN C. BOMSTEIN                                         57          1999              2003              43,283
President and Chief Executive Officer, Creative
Contractors, Inc.

WILLIAM B. CAMPBELL                                      64          1975              2004              67,796(h)
Retired Former Business Executive

CHARLES T. CRICKS                                        53          1994              2004              67,020(i)
Principal, Starboard Ventures; Executive Vice
President and Chief Operating Officer, Health
Care Solutions, Inc. 1996-1998

HENRY M. EKKER, ESQ.                                     64          1994              2004              27,314
Attorney at Law, Partner of Ekker, Kuster,
McConnell & Epstein, LLP

JAMES S. LINDSAY                                         54          1997              2005             145,702(j)
Managing Partner, Dor-J's LLP; Licensed Real
Estate Broker, The Lindsay Company

EDWARD J. MACE                                           46          1997              2005             129,288(k)
Edward J. Mace, Certified Public Accountant;
Chief Operating Officer, Ribek Corporation

HARRY F. RADCLIFFE                                       53          2002              2005             104,459(l)
Investment Manager, Director of Hawthorne
Financial Corporation
(bank holding company)

DAVID A. STRAZ, JR.                                      60           n/a               n/a             329,215(m)
Chairman and President of Charter Banking Corp.
(bank holding company); Chairman and Chief
Executive Officer of Southern Exchange Bank; and
President of First Southeast Aviation Corp.
(aviation)


                                                                                                        Amount and
                                                                                                         Nature of
                                                                                   Expiration           Beneficial
                                                                                   of Term of          Ownership of      Percent
                    Name and                                       Director         Office as          Common Stock         of
              Principal Occupation                       Age         Since         Director (a)           (b)(c)         Class (d)
------------------------------------------------------------------------------------------------------------------------------------
WILLIAM J. STRIMBU                                       42          1995              2003              58,047
President, Nick Strimbu, Inc.
(common carrier)

EARL K. WAHL, JR.                                        63          2002              2005              34,262
Owner, J.E.D. Corporation (environmental
consulting)

ARCHIE O. WALLACE, ESQ.                                  68          1992              2003              40,926
Attorney at Law, Partner of Rowley, Wallace,
Keck, Karson & St. John

R. BENJAMIN WILEY                                        58          1997              2003              14,904
Chief Executive Officer, Greater Erie
Community Action Committee; and
Director of Erie Telecommunications Inc.

KEVIN C. HALE*                                           49           N/A               N/A              36,670(n)
Executive Vice President & Chief
Operating Officer of the Corporation

CASS BETTINGER*                                          60           N/A               N/A               5,996(o)
Executive Vice President of the Corporation

GARRETT S. RICHTER*                                      52           N/A               N/A             134,809(p)
Executive Vice President of the Corporation; and
President and Chief Executive Officer of FNBFL

Directors and Executive Officers as a group (24 persons), as the beneficial owners of 1,396,091 shares of the outstanding Common Stock, owned 3.2% of the Common Stock of the Corporation as of February 18, 2003, and controlled 3.2% of the outstanding voting power of the Corporation's issued and outstanding stock.

*Denotes person who served as an executive officer of the Corporation during 2002.

(a) The term of office for directors expires at the annual meeting to be held during the year shown.

(b) Includes the following shares which the director or officer has the right to acquire within sixty days upon exercise of stock options: Mr. Mortensen, 553,423 shares; Mr. Tice, 153,866 shares; Mr. Gurgovits, 154,238 shares; Mr. Hale, 35,361 shares; Mr. Bettinger, 5,250 shares; Mr. Richter, 85,610 shares; Mr. Baton, 7,049; Mr. Bomstein, 11,794 shares; Mr. Campbell, 7,205 shares; Mr. Cricks, 7,670 shares; Mr. Ekker, 6,716 shares; Mr. Lindsay, 7,250 shares; Mr. Mace, 6,092 shares; Mr. Radcliffe, 972; Mr. Strimbu, 6,330 shares; Mr. Wahl, 1,945; Mr. Wallace, 6,790 shares; Mr. Wiley, 4,930 shares.

(c) Except as otherwise indicated, each director possesses sole voting power and sole investment power as to all shares listed opposite his or her name or shares these powers with his or her spouse or a wholly owned company. This does not include the following shares held of record by the director's spouse or children, or held in trust, and as to which each director disclaims beneficial ownership: Mr. Mortensen, 394 shares; Mr. Lindsay, 9,914 shares; and Mr. Tice, 671 shares.

(d)     Unless otherwise indicated, represents less than 1% of the class.

(e) Includes 4,886 shares jointly owned by Mr. Tice and his mother; and 8,871 shares held by the F.N.B. Corporation Salary Savings Plan for Mr. Tice who has voting power over these shares.

(f) Does not include shares awarded as an employer matching contribution as a part of the Corporation's 401(k) Plan.

(g) Includes 423 shares owned by Mr. Gurgovits' wife; 7,625 shares owned by Mr. Gurgovits' wife as a participant in her employer's profit sharing program and 69 shares held by Mr. Gurgovits as trustee for his daughter.

(h)     Includes 1,974 shares owned by Mr. Campbell's wife.

(i) Includes 2,515 shares owned by Mr. Cricks' wife and 7,610 shares held by Mr. Cricks as co-trustee for his mother.

(j) Includes 9,419 shares held by Mr. Lindsay as custodian for two of his children; 89,805 shares owned by Dor'J's LLP, of which Mr. Lindsay is the managing partner; and 1,403 shares held by Mr. Lindsay as trustee for his mother.

(k) Includes 503 shares held by Mr. Mace as custodian for three of his children; 286 shares jointly owned by Mr. Mace and his mother; 6,682 shares held by Mr. Mace as trustee for certain unrelated beneficiaries; 25,688 shares held by the Ribek Corporation Defined Contribution Pension Trust of which Mr. Mace is a Trustee; and 72,248 shares owned by Ribek Corporation of which Mr. Mace is Chief Operating Officer.

(l) Includes 2,835 shares owned by Mr. Radcliffe's wife; 1,724 shares held by each of Mr. Radcliffe's three children.

(m) Includes 41,400 shares owned by the David A. Straz, Jr. Foundation of which Mr. Straz, Jr. is sole Trustee and has sole voting power; 840 shares owned by Mr. Straz, Jr.'s daughter; 735 shares owned by the David
        A. Straz, Jr. Profit Sharing Plan of which Mr. Straz, Jr. is sole Trustee; and 840 shares owned by David A. Straz, Jr. IRA #2 of which Mr. Straz, Jr. is sole Trustee.

(n) Includes 1,309 shares held by the F.N.B. Corporation Salary Savings Plan for Mr. Hale who has voting power over these shares.

(o) Includes 446 shares held by the F.N.B. Corporation Salary Savings Plan for Mr. Bettinger who has voting power over these shares.

(p) Includes 82 shares held by Mr. Richter's wife as custodian for three of his children; and 7,219 shares held by the F.N.B. Corporation Salary Savings Plan for Mr. Richter who has voting power over these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Corporation's directors, its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such ten percent shareholders) to file with the Corporation and the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 2002, to the best of the Corporation's knowledge, all required reports were filed on a timely basis, except for one time inadvertent delinquent Form 4 filings by Messrs. Bettinger, Campbell, Coghill, Cricks, Gurgovits, Hale, Lindsay, Mace, Rundorff, Tice, Waters and Wiley, concerning reporting in connection with the award of certain "matching" stock under the Corporation's benefit plans which occurred during transition to the new Form 4 filing deadline. Additionally, due to an inadvertent administrative oversight, Mr. Mortensen had one delinquent Form 4 filing in 2002. In making this statement, the Corporation has relied in part on written representations of its directors and certain of its current and former executive officers, and the copies of reports provided to the Corporation.

DIRECTORS' FEES

During 2002, each non-employee director was paid an annual retainer of $15,000 and $2,000 for each monthly Board meeting attended. Additionally, the Board Chairman and the Chairman of each of the Board Committees were paid a stipend of $5,000. Each director was issued stock options during 2002 under the Corporation's 1998 Directors' Stock Option Plan, which were based on the Board fees earned during the year. Individual grants to directors ranged from 1,874 to 2,513 stock options with exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. Non-employee directors who serve on committees were compensated for their attendance at various committee meetings of the Corporation and its subsidiaries at rates ranging from $200 to $1,000 per meeting attended.

Each director of the Corporation may elect to receive shares of Common Stock in lieu of cash as his or her compensation for attendance at regular and committee meetings of the Board of Directors of the Corporation pursuant to the F.N.B. Corporation Directors' Compensation Plan (the "Plan"). The number of shares of Common Stock to be issued shall equal the number of shares of Common Stock having a market value equal to the amount of cash otherwise payable to such Director for attendance at such meetings. A director may also elect to defer receipt of all of his annual fees payable under the Plan for the period beginning on January 1st of the following year and continuing until the Corporation receives written notice from the director terminating such deferral.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and its subsidiaries and their associates were customers of, and had transactions with one or more of the Corporation's subsidiaries in the ordinary course of business during 2002. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability, nor did they present other unfavorable features. In addition, the Corporation's subsidiary, First National Trust Company, acts as fiduciary under various employee benefit plans of and as investment manager to certain customers, whose officers and directors are also directors of the Corporation and of its bank subsidiaries.

In connection with the relocation of William J. Rundorff, the Corporation's Executive Vice President and Chief Legal Officer, from the Corporation's former headquarters in Hermitage, Pennsylvania, to its present headquarters in Naples, Florida, the Corporation purchased Mr. Rundorff's home in Hermitage, Pennsylvania, on September 10, 2002, for a price, as determined by taking the average of two independent appraisals, of $254,000. The independent appraisal firms are not affiliated with the Corporation and each is a member of the American Institute of Appraisers. In addition, the Corporation reimbursed Mr. Rundorff for customary moving expenses and for rental expenses he incurred for temporary housing in Naples, while he established a permanent residence in Naples in November 2002.

The Corporation reimbursed Mr. Bettinger $236,000 for the loss he incurred on his Salt Lake City, Utah, residence in connection with his relocation to Naples, Florida. Additionally, the Corporation reimbursed Mr. Bettinger's ordinary and reasonable moving expenses incurred in connection with his relocation to Naples, Florida.

Director Lindsay represented the Corporation and its affiliates in connection with the purchase of two real estate parcels in 2002. Mr. Lindsay shared the brokerage commission with the listing broker of the subject properties. The commission fees paid for the brokerage services were consistent with relevant industry standards and prevailing market commission rates. The amount of the brokerage commission paid to Mr. Lindsay by the seller of the two real estate parcels was $212,909.

As discussed under "Election of Directors," if the Corporation completes the pending acquisition of Charter Banking Corp., the Corporation will elect David
A. Straz, Jr., the sole shareholder of Charter Banking Corp., to the Corporation's Board of Directors. Under the terms of the Stock Purchase Agreement entered into among the Corporation, Charter Banking Corp., and Mr. Straz, the Corporation will pay Mr. Straz $150,250,000 for all of the outstanding stock of Charter Banking Corp., and continue to provide Mr. Straz with certain benefits he is presently receiving from Charter Banking Corp., such as health insurance, payment of country club dues, and use of office space and secretarial support.

The Corporation and Peter Mortensen, the present Chairman of the Board and former Chief Executive Officer of the Corporation, agreed, effective January 24, 2002, to the buy-out and cancellation of an agreement pursuant to which Mr. Mortensen had agreed to serve as an advisor to the Corporation during a period beginning on January 1, 2001, and ending not later than December 31, 2007. The terms of the buy-out and cancellation agreement are described on Page 17 under the caption "Termination of Employment Continuation Agreement with Mr. Mortensen".

BOARD AND COMMITTEE MEETINGS

During 2002, the Board of Directors of the Corporation held nine meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which they serve.

The Board of Directors has appointed an Audit Committee ("Committee") consisting of Messrs. Mace, Bomstein, Ekker and Radcliffe. Committee members satisfy applicable SEC and Nasdaq independence requirements and related standards concerning financial literacy and expertise. The Corporation's Audit Committee Charter, which is attached to this proxy statement as Exhibit A, has been approved by the Board of Directors. Additional information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year is set forth in the "Report of Audit Committee," included in this proxy statement.

The Compensation Committee of the Board of Directors consists of Messrs. Baton, Cricks, and Lindsay. During 2002, Mr. Mortensen, as Chairman, and Mr. Tice as Chief Executive Officer of the Corporation, attended meetings of the Corporation's Compensation Committee, but did not vote on any matters and did not participate in any deliberations regarding their own compensation. During 2002, the Compensation Committee met five times. Duties of the Compensation Committee include reviewing the performance of the officers of F.N.B. Corporation and affiliate chief executive officers and recommending to the Corporation's Board the compensation to be paid to these individuals; reviewing and approving the compensation of affiliate senior officers as proposed by affiliate boards of directors; and reviewing compensation and benefit matters that have corporate-wide significance. The Compensation Committee also administers the various Stock Option Plans, the Restricted Stock and Incentive Bonus Plan and the Directors' Compensation Plan and awards made under these Plans. This Committee also recommends for approval to the Corporation's Board the fees for the Corporation's Board and Board Committees.

The Nominating Committee of the Board of Directors consists of Messrs. Campbell, Strimbu, Wahl and Wallace. During 2002, the Nominating Committee met one time. The Nominating Committee is responsible for selecting and recommending nominees for election as director to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders of the Corporation. Such recommendations must be made in writing, include a statement of the nominee's qualifications, and be addressed to the Nominating Committee at the address of the Corporation. Shareholders may also nominate persons for election as directors in accordance with the procedures set forth in the Corporation's Bylaws.

The Community Development Committee is responsible for reviewing and guiding the efforts of the Corporation's bank subsidiaries to serve the needs of their local communities by offering deposit and lending products designed for moderate and low income households. Additionally, this Committee reviews and approves special equity investments designed to benefit local communities, businesses and neighborhoods. The Community Development Committee is comprised of Messrs. Wiley, Baton and Bomstein and met two times in 2002.

The Executive Committee consists of Messrs. Tice, Campbell, Cricks, Lindsay and Mortensen. This Committee met five times in 2002. This Committee's responsibilities include review and approval of the Corporation's governance policies, procedures and processes and implementation of applicable SEC and Nasdaq standards and reporting requirements. This Committee possesses all powers and authority of the Board except as limited by applicable law or the Board of Directors.

                            REPORT OF AUDIT COMMITTEE


To Our Shareholders:

The Audit Committee ("Committee") oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young LLP, its independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

The Committee has discussed with Ernst & Young LLP their independence from management and the Corporation, including the matters in the required written disclosures. The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

The Committee discussed with the Corporation's internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee met five times during fiscal year 2002. In addition, the Committee met telephonically to review SEC filings. The Chairman of the Committee met quarterly with management and internal and external auditors to review press releases and held additional meetings with management to review significant acquisition and conversion activity and audit administration matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.


                                                    Respectfully submitted,


                                                    Edward J. Mace, Chairman
                                                    Alan C. Bomstein
                                                    Henry M. Ekker
                                                    Harry F. Radcliffe

              EXECUTIVE COMPENSATION, BENEFITS AND RELATED MATTERS
                        REPORT OF COMPENSATION COMMITTEE

To Our Shareholders:

The following is the Report of the Compensation Committee to Shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 2002. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933, and shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Exchange Act of 1934 or the Securities Act of 1933.

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE

The Compensation Committee ("Committee") meets periodically during the course of the year and establishes compensation programs for executive officers and senior managers of the Corporation and its affiliates that are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Corporation's short- and long-term growth and profitability. The Committee conducts regular comprehensive reviews of the Corporation's executive compensation program and establishes the annual compensation of the Corporation's executive officers. The Committee also takes action, or recommends that the Board take action, regarding the adoption, amendment or administration of executive compensation, incentive and benefit plans. The Committee is comprised entirely of directors who are not officers of the Corporation or its affiliates.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The central objective of the compensation philosophy of the Corporation is to provide fair and reasonable compensation to all employees, including executive officers and senior managers, which compensation is determined by a performance-based framework that enhances shareholder value through the integration of the overall financial condition and results of the operation of Corporation with individual contribution and business unit performance. Within this philosophy, the Committee's specific objectives are to: (i) provide annual compensation that takes into account the Corporation's performance relative to its financial goals and objectives, the performance of functions and business units under the executive's management and performance against assigned individual goals; (ii) align the financial interests of the executive officers with those of shareholders by providing significant equity-based long-term incentives; and (iii) offer a total compensation program for each executive officer based on the level of responsibility of the executive's position and necessary skills and experience relative to other senior management positions and comparative compensation of similarly positioned executives and senior managers of peer group financial institutions.

A critical aspect of the Committee's compensation philosophy is that some portion of the executive officer's and senior manager's total compensation be "at risk." The "at risk" portion is a function of the executive officer's and senior manager's performance against Corporation, business unit and individual goals and objectives.

The following two components of executive officer and senior manager compensation are "at risk": (i) an annual cash bonus based on short-term performance; and (ii) stock options as an award for long-term performance. The total cash compensation opportunities for executive officers and senior managers are targeted at the median of industry practices among the Corporation's peer group. In addition, the Corporation's incentive cash and bonus award program is specifically designed to offer an opportunity for larger rewards when the Corporation's performance exceeds its financial goals and objectives.

COMPENSATION COMPONENTS AND PROCESS

The major components of the Corporation's executive officer and senior manager compensation are: (i) base salary, (ii) annual incentive awards and (iii) long-term incentive awards (typically in the form of stock options or restricted stock).

The process utilized by the Committee in determining executive officer and senior manager compensation levels for all of these components ties a significant portion of executive compensation to the success of the executive officer and senior manager and the Corporation in meeting predetermined financial and other performance goals. In addition to these qualitative and quantitative factors, the Committee also exercises its subjective judgment in making compensation determinations.

In making compensation decisions, the Committee relies upon the work performed by its independent compensation consultant and the Corporation's internal support staff. The independent compensation consultant reviewed market data to determine relevant compensation practices of the Corporation's peer group. The Corporation's peer group developed by the independent compensation consultant consisted of national and regional financial institutions and bank holding companies that are determined to be indicative of the Corporation's financial service competitors in terms of size and mix of business. The Committee determined that the Corporation's peer group identified by the independent consultant is reasonable to measure the Corporation's compensation practices given the Corporation's continued and expected growth. The peer information provides guidance to the Committee, but the Committee does not target total compensation to any particular point within the range of the peer group results.

In general, the Committee continues to adjust the mix of base salary, annual incentive awards and long-term incentives. In making such determinations, the Committee considers various factors and criteria including: (i) relevant industry compensation practices; (ii) the complexity and level of responsibility attendant to the executive position and job function; (iii) the importance of the executive's position to the Corporation compared to other executive positions; (iv) the competitiveness of the executive's total compensation; (v) financial performance of the Corporation; (vi) accomplishment of Corporation's and business unit's strategic goals. Specifically, the Committee's focus is to emphasize the amount of executive compensation that is at risk.

LONG-TERM INCENTIVE AWARDS

The stock-based awards (stock option awards and restricted stock grants) are generally granted to executive officers and senior managers on an annual basis. It has been the practice of the Committee to grant stock options and restricted stock to executive officers and senior management. The stock option awards cannot be issued with an exercise price below the market price of the Corporation's Common Stock at the time of the award and the exercise price cannot be changed after the award is issued, except to accommodate any dividends, stock splits or conversions which would affect all shareholders.

The Committee has historically granted stock options as a means of providing long-term incentives to employees. All stock options granted by the Corporation under its 2001 Incentive Plan vest incrementally over a five-year period based on the optionee's continued employment by the Corporation or one of its principal subsidiaries. The Committee based its 2002 option award decisions with regard to the stock options granted to its executive officers primarily upon the total number of options available for grant, the officer's position and a multiple of the officer's base salary.

The Committee granted restricted stock in 2002 to certain non-executive officers and other employees under the Corporation's 2001 Incentive Plan. There were no restricted stock grants awarded to the Corporation's executive officers during 2002. The restricted stock grants were made to reward individuals who made a particularly important contribution to the Corporation in 2002. These grants are also a key component of the Committee's long-term incentive compensation policy because restricted stock granted under this plan vests incrementally over a five-year period based on the recipient's continued employment by the Corporation or one of its principal subsidiaries.

CHIEF EXECUTIVE OFFICER COMPENSATION

When deciding the compensation to be paid to the Corporation's Chief Executive Officer, the Committee acts privately, without the Chief Executive Officer or other officers present. As appropriate, the Committee will confer with its independent compensation consultant to determine whether the Corporation's executive compensation program is consistent with marketplace and peer practices linking pay to performance. In general, the Committee considers the Corporation's overall financial performance and measures such financial performance as compared to its peer group's financial performance and compensation data when making decisions regarding the Chief Executive Officer's compensation. In evaluating the compensation of Mr. Gary Tice for services rendered in 2002 as Chief Executive Officer of the Corporation, the Committee examined both quantitative and qualitative factors. The Committee also considers the Chief Executive Officer's leadership, decision-making skills, experience, knowledge, communication with the Board and strategic recommendations, as well as the Corporation's positioning for future performance. In considering these factors, the Committee places more relative weight on the Corporation's financial performance.

The Committee's significant decisions regarding the Chief Executive Officer's compensation are reported to, discussed with and ratified by the full Board, excluding directors who are also officers of the Corporation.

In deciding upon Mr. Tice's compensation (including base salary, cash bonus and stock option awards), as set forth in the tables entitled "Summary Compensation" and "Option Grants in Last Fiscal Year" contained on Pages 13 and 14 of this proxy statement, the Committee considered the following significant quantitative accomplishments, in addition to the Corporation's attainment of financial performance goals for 2002:

    -- Net income for 2002 was $63.3 million, up 20% from $53 million for 2001. Net income per diluted share was $1.41, up 15% from $1.23 per diluted share in 2001.

    -- Earnings, excluding merger related and other nonrecurring charges for 2002, were $94.4 million, or $2.11 per diluted share compared to $60.9 million, or $1.41 per diluted share in 2001.

    -- The return on average assets and return on average equity, based on earnings, excluding merger-related and other non-recurring charges, for 2002 was 1.39% and 16.3%, respectively. Operating revenue increased by 14% in 2002 (compared to 2001) and amounted to $408 million.

    -- Net interest income during 2002 on a tax-equivalent basis was $286.8 million, which represents a 12% increase from 2001. The net interest margin for the year ended December 31, 2002, was 4.70%, up from 4.69% in 2001. Non-interest income increased 21% to $120.8 million in 2002, compared to 2001. At year end 2002, the Corporation had approximately $7.1 billion in assets and with the pending Charter Banking Corp. acquisition, the Corporation's asset size will be approximately $7.8 billion, which will rank the Corporation among the nation's sixty-three largest bank holding companies and as the largest bank holding company headquartered in Florida.

    -- The Corporation continued to maintain its superior asset quality despite the difficult economic circumstances in 2002, as evidenced by the improvement of the Corporation's non-performing assets as a percentage of total assets as of December 31, 2002, which were a mere 0.45%, compared to 0.48% as of December 31, 2001.

In addition to the above quantitative considerations, the Committee reviewed the following significant accomplishments of the Corporation in 2002 that are qualitative in nature. The Corporation continued pursuit of its charter consolidation strategy in 2002 as part of its ongoing effort to improve long-term shareholder value by promoting operational efficiencies and cost reductions. In 2002, the Corporation's Ohio banking affiliate was merged into its Pennsylvania bank thereby reducing the number of bank charters subject to regulatory supervision to two. The Corporation's charter consolidation initiative resulted in significant cost reductions and enhanced efficiencies by the elimination of certain operational redundancies and duplicative administrative and regulatory obligations.

Under Mr. Tice's leadership, the Corporation continued to exploit the substantial revenue opportunities presented by its wealth management, trust, insurance agency and investment businesses, which increasingly make up a substantial portion of the Corporation's overall earnings. In furtherance of this strategy, the Corporation completed its acquisition of the Harry Blackwood Agencies in 2002. Moreover, Mr. Tice's strategic initiatives have positioned the Corporation to take advantage of the significant revenue opportunities presented by the integration of these businesses and the Corporation's core banking business.

After considering all of the above-described quantitative and qualitative factors carefully, the Committee authorized Mr. Tice's total compensation described in the "Summary Compensation" and "Option Grants in Last Fiscal Year" tables contained on Pages 13 and 14 of this proxy statement. The Committee's decisions relating to Mr. Tice's compensation were ratified by the Board. Also, consistent with the principles and procedures outlined in this Report, the Committee approved the compensation of the Corporation's other executive officers for 2002 and those decisions were also ratified by the Board.

TAX POLICY

Section 162(m) of the Internal Revenue Code generally would disallow a federal income tax compensation deduction to the extent that the Corporation paid in a taxable year compensation in excess of $1 million to the Chief Executive Officer or to any of the other executive officers of the Corporation included in the Summary Compensation Table contained on Page 13 of this proxy statement.

However, performance-based compensation paid pursuant to shareholder-approved plans and meeting certain other procedural requirements is not subject to the deduction limitation imposed by Section 162(m). Awards made under the 2001 Incentive Plan can be made eligible for that performance-based exception. As a result, Section 162(m) would not limit any compensation deduction otherwise available to the Corporation with respect to awards under the 2001 Incentive Plan that meet those procedural requirements.

Although the Committee keeps in mind the desirability of controlling the Corporation's non-deductible compensation expense, the Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of the Corporation's executive compensation program. Therefore, the Committee may from time to time, decide to make grants and awards which may not be deductible for federal income tax purposes due to the provisions of
Section 162(m).

CONCLUSION

Based upon its review of the Corporation's executive compensation program, the Committee believes that the program's basic structure is appropriate, competitive and effectively serves the purposes for which it was established.

                                                     Respectfully submitted,

                                                     Charles T. Cricks, Chairman
                                                     G. Scott Baton, II
                                                     James S. Lindsay

EXECUTIVE REMUNERATION

The following table sets forth information regarding remuneration paid by the Corporation and its subsidiaries for the years shown to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation (the "Named Executive Officers").

====================================================================================================================================
                                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Long Term Compensation
                                                                         ---------------------------------------
                             Annual Compensation                                   Awards              Payouts

----------------------------------------------------------------------------------------------------------------
      Name and                                              Other         Restricted     Securities
      Principal               Year   Salary   Bonus(1)      Annual          Stock        Underlying     LTIP       All Other
      Position                         ($)       ($)    Compensation(2)    Award(3)       Options      Payouts   Compensation
                                                             ($)             ($)            (#)          ($)          ($)
------------------------------------------------------------------------------------------------------------------------------------
Gary L. Tice                  2002   600,000  600,000                       None           59,819       None       212,594(4,5)
 President and Chief          2001   460,000  325,000                       None           75,607       None       146,352
 Executive Officer            2000   362,000  180,000                       None           43,897       None       150,105

Stephen J. Gurgovits          2002   375,000  220,439                       None           27,616       None       41,614(4,5)
 Vice Chairman                2001   355,008  176,000                       None           42,307       None       43,467
                              2000   338,000  121,903                       None           41,072       None       28,823

Kevin C. Hale                 2002   375,000  294,014                       None           26,347       None       25,823(4,5)
 Executive V.P. and Chief     2001   263,000  196,000                       None           30,305       None       20,822
 Operating Officer            2000   205,492   50,000                       None           27,562       None

Cass Bettinger(6)             2002   325,008  212,343     409,163           None           26,250       None       22,923(4,5)
 Executive V.P. and Chief
 Admin. Officer


Garrett S. Richter            2002   280,008  254,618                       None           19,672       None        29,849(4,5)
 Executive                    2001   240,000  117,125                       None           13,827       None        17,394
 Vice President               2000   233,012   37,125                       None           13,065       None        13,974
====================================================================================================================================

(1) Amount earned by the officer as a cash incentive bonus under the Corporation's Incentive Cash and Bonus Award Program.

(2) The aggregate amount of payments made to each officer for perquisites or other personal benefits did not exceed 10% of salary and bonus in 2002 except for Mr. Bettinger. Mr. Bettinger received $2,261 for car allowance, $20,000 club dues, $3,168 in group term life insurance, $283,734 for relocation expenses and $100,000 signing bonus.

(3) Aggregate restricted stock holdings in terms of number of shares and dollar value as of December 31, 2002, for each named executive officer were as follows: Mr. Tice: 1,623, $44,671; Mr. Gurgovits: 0, $0; Mr. Hale: 0, $0;
    Mr. Bettinger: 0, $0 and Mr. Richter 1,217, $33,499.

(4) Includes the following amounts paid or accrued by the Corporation for 2002 under the following programs to Messrs. Tice, Gurgovits, Hale, Bettinger and Richter, respectively: 401(k) Plan (employer matching contributions), $16,500, $5,500, $16,500, $16,500 and $16,500; Basic Retirement Plan
    (employer matching contributions relating to 401(k) Plan), $26,095, $19,981, $9,323, $6,423 and $4,475; Supplemental Disability, $8,969, $5,102, $0, $0
    and $8,874.

(5) Includes the following amounts which represent the present value of imputed interest on the Corporation's portion of split dollar life insurance premiums paid during 2002: Mr. Tice, $161,030; Mr. Gurgovits, $11,031; Mr. Hale, $0; Mr. Bettinger, $0 and Mr. Richter $0. These premiums will be returned to the Corporation upon the earlier of either the death of the covered employee or termination of the policy.

(6) Mr. Bettinger joined the Corporation in January 2002.

DEFERRED COMPENSATION

In addition to the Basic Retirement Plan (more fully described below), the Board of Directors of the Corporation and FNBPA have established a Deferred Compensation Plan (the "Compensation Plan") for Mr. Gurgovits and other officers which commenced January 1, 1986. The Compensation Plan provides for payments of annual benefits of $25,000 for Mr. Gurgovits for a period of ten years commencing upon the occurrence of: (a) retirement from the Corporation or FNBPA;
(b) complete and total disability; or (c) the death of the participant in the event such death occurs prior to retirement.

STOCK OPTIONS

The following tables show certain information relating to stock options granted during the last fiscal year and aggregated stock options for the Named Executive Officers and all unexercised options held by such officers as of December 31, 2002.


===========================================================================================================================
                                                 OPTION GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------------------------------

                                                                                              Potential Realizable Value at
                                                                                                 Assumed Annual Rates of
                                                                                                Stock Price Appreciation
                                  Individual Grants(1)                                             for Option Term(4)
---------------------------------------------------------------------------------------------------------------------------
                     Securities          % of Total           Exercise
                     Underlying      Options Granted to       or Base
                  Options Granted       Employees in           Price         Expiration
    Name               (#)               Fiscal Year           ($/Sh)            Date          5% ($)          10% ($)
---------------------------------------------------------------------------------------------------------------------------

Mr. Tice            58,550(2)                9.2                25.62          01/20/12       943,367         2,390,691
                     1,269(3)                4.1                25.62          01/20/12        20,446            51,815

Mr. Gurgovits       26,347(2)                4.2                25.62          01/20/12       424,507         1,075,791
                     1,269(3)                4.1                25.62          01/20/12        20,446            51,815

Mr. Hale            26,347(2)                4.2                25.62          01/20/12       424,507         1,075,791

Mr. Bettinger       26,250(2)                4.1                25.62          01/20/12       422,944         1,071,830

Mr. Richter         19,672(2)                3.1                25.62          01/20/12       316,958           803,240
===========================================================================================================================


(1) Adjusted for a 5% stock dividend declared on May 5, 2002.

(2) Options were granted on January 20, 2002, and are 20% vested on each of the first through fifth anniversaries of the grant date.

(3) Options were granted on January 20, 2002, and are fully vested after one year.

(4) In order for the gains to be realized over the ten-year term of the option, the stock price at expiration date January 20, 2012, would be $41.73 and $66.45, reflecting increases in the overall market price of each share of Common Stock of the Corporation by approximately 63% and 159%, respectively.

===============================================================================================================================
                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------------------
                                                    Number of Securities Underlying                Value of Unexercised
                                                              Unexercised                        In-The-Money Options at
                                                          Options at 12/31/02                         12/31/02($)(1)
                                                    ---------------------------------------------------------------------------
                                        Value
                   Shares Acquired     Realized
      Name           on Exercise          ($)       Exercisable       Unexercisable         Exercisable         Unexercisable
-------------------------------------------------------------------------------------------------------------------------------

Mr. Tice               39,150           805,120        98,180            175,580              507,869              878,317

Mr. Gurgovits           7,751           183,695       110,527            107,333              942,298              603,324

Mr. Hale                 0                 0           17,940             69,167              163,121              403,884

Mr. Bettinger            0                 0             0                26,250                  0                 49,875

Mr. Richter              0                 0           38,158             50,647              119,186              216,146
===============================================================================================================================


(1) Represents the difference between the aggregate market value at December 31, 2002, of the shares subject to the options and the aggregate option price of those shares.


RETIREMENT BENEFITS

The following table illustrates the maximum annual benefits payable in 2003 upon normal retirement age of 62 under the life annuity option of the Corporation's Basic Retirement Plan, ERISA Excess Profit Sharing and Lost Match Plan (excluding matching contributions), ERISA Excess Pension Plan and any applicable qualified retirement plan in which Messrs. Tice, Gurgovits, Hale, Bettinger and Richter participate. Messrs. Richter, Hale and Tice participate in the F.N.B. Corporation Salary Savings Plan, which is different from the retirement plan (F.N.B. Corporation Retirement Income Plan) in which Mr. Gurgovits participates. Mr. Bettinger does not participate in the Basic Retirement Plan but is provided nonqualified retirement benefits under his employment agreement, providing a comparable level of benefits to the Basic Retirement Plan. The estimated annual pension payments shown in the chart below are reasonable representations of the total benefits under the Basic Retirement Plan, ERISA Excess Profit Sharing and Lost Match Plan (excluding matching contributions), ERISA Excess Retirement Plan, F.N.B. Corporation Salary Savings Plan, F.N.B. Corporation Retirement Income Plan and Mr. Bettinger's employment agreement. Messrs. Tice, Gurgovits, Hale and Richter are respectively credited with the following years of services for annual pension payments described in the chart on the next page: 19, 42, 3 and 14.

============================================================================================================================
                                             ESTIMATED ANNUAL PENSION PAYMENTS
----------------------------------------------------------------------------------------------------------------------------
  Average Annual Earnings
 for Five Years Preceding                                            Years of Service
        Retirement              --------------------------------------------------------------------------------------------
                                     10                   15                   20                 25            30 or more
----------------------------------------------------------------------------------------------------------------------------
         $225,000                  $60,559              $83,059             $105,559           $113,996          $122,434

         $250,000                  $69,309              $94,309             $119,309           $128,684          $138,059

         $275,000                  $78,059             $105,559             $133,059           $143,371          $153,684

         $300,000                  $86,809             $116,809             $146,809           $158,059          $169,309

         $325,000                  $95,559             $128,059             $160,559           $172,746          $184,934

         $350,000                 $104,309             $139,309             $174,309           $187,434          $200,559

         $375,000                 $113,059             $150,559             $188,059           $202,121          $216,184

         $400,000                 $121,809             $161,809             $201,809           $216,809          $231,809

         $500,000                 $156,809             $206,809             $256,809           $275,559          $294,309

         $600,000                 $221,809             $296,809             $371,809           $401,809          $461,809

         $800,000                 $301,809             $401,809             $501,809           $541,809          $621,809
============================================================================================================================


The retirement benefit for each employee covered by the Corporation's Retirement Income Plan is a monthly benefit in the form of a Five Year Certain and Life annuity, equal to 1.2% of Final Average Earnings plus .5% of Final Average Earnings in excess of the employee's Covered Compensation (as defined by Section 401(l)(5)(E) of the Internal Revenue Code) times Years of Service, not to exceed 25 years. The Final Average Earnings figure is calculated using the highest 60 consecutive months of earnings of the last 120 months of service as an employee. The benefits listed above are not subject to deduction for Social Security.

The retirement benefit for each employee covered by the F.N.B. Corporation Salary Savings Plan is based on a discretionary contribution credited to the employee's account, which accumulates investment income. The discretionary contribution for the past few years has been 6% of pay.

Compensation included in the computation of benefits is base salary and bonus as indicated in the Summary Compensation Table on Page 13 of this proxy statement.

NONQUALIFIED PLANS

The Corporation maintains three supplemental nonqualified retirement plans. The ERISA Excess Profit Sharing and Lost Match Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Internal Revenue Code and the amount that would be provided under the F.N.B. Corporation Salary Savings Plan or the F.N.B. Corporation Progress Savings Plan, if no limits were applied. The ERISA Excess Retirement Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Internal Revenue Code and the amount that would be provided under the F.N.B. Corporation Retirement Income Plan, if no limits were applied.

The Corporation maintains a separate supplemental retirement benefit plan, the Basic Retirement Plan (BRP), applicable to certain officers of the Corporation and its subsidiaries who are designated by the Board of Directors of the Corporation (the "Board"). Officers participating in this plan receive a benefit based on a target benefit percentage based on years of service at retirement and designated tier as determined by the Board. When a participant retires, the basic benefit under the BRP is a monthly benefit equal to the target benefit percentage times the participant's highest average monthly cash compensation during five consecutive calendar years within the last ten calendar years of employment. This monthly benefit is reduced by the monthly benefit the participant receives from Social Security, their qualified plan benefit (to the extent the benefit relates to employer contributions other than matching contributions) and ERISA Excess benefits (to the extent the benefit relates to employer contributions other than matching contributions).

The BRP contains provisions for reducing the basic benefit if the participant retires prior to normal retirement (age 62) but on or after early retirement date (age 55 with 5 years of service). The participant's rights to benefits under the BRP vest at 100% upon the attainment of age 55 and 5 years of service or upon normal retirement, "change in control" (as defined in the BRP), death or disability. Benefits are forfeited in the event a participant's employment is terminated for cause or a participant terminates employment prior to early retirement.

EMPLOYMENT AGREEMENTS

The Corporation has entered into an employment agreement with each of the Named Executive Officers. Under these agreements, each executive receives an annual base salary that is subject to periodic increases at the discretion of the Corporation's Board of Directors. At December 31, 2002, these annual base salaries were $600,000 for Mr. Tice; $375,000 for Mr. Gurgovits; $375,000 for Mr. Hale; $325,000 for Mr. Bettinger; and $280,008 for Mr. Richter.

Each of the executives is entitled to receive all other benefits approved by the Board of Directors and made available to senior executive officers of the Corporation. In addition, the Corporation has agreed to pay the premiums on split-dollar life insurance policies of $213,000 for Mr. Tice and $15,749 for Mr. Gurgovits.

The employment agreement of each of Messrs. Tice and Gurgovits has a term of five years, while the employment agreement of each of Messrs. Hale, Bettinger and Richter has a term of three years. Each of the agreements renews automatically each year for one additional year; provided, however, that the term of agreements for Messrs. Tice, Gurgovits, Richter, Hale and Bettinger will not extend beyond the year in which the executive reaches the age of 65.

In the event the employment of any of the executives is terminated without cause, the executive is entitled to receive his base salary then in effect through the end of the term of the Agreement. Upon a change in control of the Corporation, Messrs. Tice, Gurgovits, Bettinger and Hale would each be entitled to receive an amount equal to approximately three times his base salary then in effect, and Mr. Richter would be entitled to receive an amount equal to twice his base salary then in effect. In addition, Mr. Tice would also be entitled to receive an amount equal to three times the highest bonus paid to him in the three-year period prior to the change of control, and the Corporation would be required to pay the premiums on his split-dollar life insurance policy and maintain his benefits coverage for up to 36 months from the date of the change of control.

Each of the employment agreements contains a confidentiality provision, a covenant not to compete for a term of up to three years following the date of termination, and a covenant not to solicit any of the Corporation's executives or employees for a period of up to two years following the date of termination.


TERMINATION OF EMPLOYMENT CONTINUATION AGREEMENT WITH PETER MORTENSEN

The Corporation and Peter Mortensen, the present Chairman of the Board and former Chief Executive Officer of the Corporation, agreed to the buy-out and cancellation of an agreement pursuant to which Mr. Mortensen had agreed to serve as an internal advisor to the Corporation during a period beginning on January 1, 2001 and ending not later than December 31, 2007. Under that agreement, Mr. Mortensen was entitled to receive annual compensation in an amount equal to one-half of the amount of his salary during 2000, the last year during which he served as the Corporation's Chief Executive Officer, and certain other benefits. Mr. Mortensen received $280,000 in salary during 2001 pursuant to this agreement. In consideration of the termination of the agreement, and in lieu of the payment of any bonus to Mr. Mortensen for 2001, the Corporation paid $3,166,982 on January 24, 2002, to a trust of which Mr. Mortensen is the beneficiary and awarded 164,640 stock options to Mr. Mortensen at an exercise price of $25.62. The Corporation will also provide certain benefits to Mr. Mortensen until his 72nd birthday, including medical and dental benefits, use of corporate office space and corporate transportation and reimbursement of customary business expenses. The buy-out agreement was approved by the Corporation's Compensation Committee and ratified by the Corporation's Board. Mr. Mortensen continues to serve as the Chairman of the Corporation and is entitled to receive all usual and customary fees for his service as a director of the Corporation.



                             STOCK PERFORMANCE GRAPH

The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock to the Nasdaq Bank Index and the Russell 2000 Index. This stock performance graph assumes $100 was invested on December 31, 1997, and the cumulative return is measured as of each subsequent fiscal year end.

        F.N.B. CORPORATION FIVE-YEAR STOCK PERFORMANCE
        TOTAL RETURN, INCLUDING STOCK AND CASH DIVIDENDS

                                                       PERIOD ENDING
                    -------------------------------------------------------------------------------------
INDEX               12/31/1997     12/31/1998     12/31/1999     12/31/2000     12/31/2001     12/31/2002
---------------------------------------------------------------------------------------------------------
FNB Corporation         100.00          80.64          68.58          70.42          95.72         108.00
Nasdaq Bank Index       100.00          99.36          95.51         108.95         117.97         120.61
Russell 2000            100.00          97.45         118.17         114.60         117.45          93.39


                   SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table sets forth certain information concerning persons known to the Corporation to be the beneficial owner of 5% or more of the outstanding Common Stock or Series A Preferred Stock of the Corporation as of February 18, 2003.


====================================================================================================
                                              Shares            Percent of Outstanding Series A
         Name and Address              Beneficially Owned      Preferred Stock Beneficially Owned
====================================================================================================

Hilton G. Klein                               1,080                              5.6
122 Hilton Drive
New Brighton, PA 15066-3510

Joan H. Klein                                 1,080                              5.6
122 Hilton Drive
New Brighton, PA 15066-3510
====================================================================================================

                              INDEPENDENT AUDITORS

Ernst & Young LLP served as independent auditors of the Corporation for the fiscal year ended December 31, 2002, and has been selected by the Board of Directors to serve as independent auditors of the Corporation for the fiscal year ending December 31, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees paid to Ernst & Young LLP for professional services were:

                Audit              Audit-Related           Tax             All Other
                -----              -------------           ---             ---------
2002           $625,701               $561,818           $321,944              $0
2001           $482,658               $239,475           $ 70,931              $0

AUDIT FEES relate to the audit of the Corporation's annual financial statements and review of the financial statements included in the Corporation's Reports on Form 10-Q, services provided in connection with regulatory filings and accounting consultations related to the audit.

AUDIT-RELATED FEES relate to merger and acquisition services, employee benefit plan audits, internal control reviews, and cash management reconciliation services.

TAX FEES relate to tax services for tax compliance reviews, tax planning and advice on tax implications of transactions.

ALL OTHER FEES relate to any services not included in the above categories.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP to the Corporation is compatible with maintaining such firm's independence. See also "Report of Audit Committee" on Page 8 of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Corporation (at the address specified on Page 1), the Corporation will furnish to any shareholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto. Additionally, the information may be obtained on the Corporation's website at: www.fnbcorporation.com.

                             ADDITIONAL INFORMATION

The Corporation knows of no other matters which will be presented to shareholders for action at the Annual Meeting. However, if other matters are presented which are proper subjects for action by shareholders, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with their judgment upon such matters.

Solicitation of proxies will be made by employees of the Corporation, and the cost will be borne by the Corporation. Proxies will be solicited by mail and may also be solicited by telephone, telegraph and personal interview. The Corporation will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their costs incurred in forwarding such materials.

                              SHAREHOLDER PROPOSALS

The Corporation's Bylaws provide that no proposals submitted by a shareholder of the Corporation for consideration at the Annual Meeting will be considered unless the Secretary of the Corporation has received written notice of the matter proposed to be presented from the shareholder on or prior to the date which is 120 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of the shareholders. Accordingly, any shareholder proposal must be submitted to the Corporation by November 19, 2003, to be considered for the 2004 Annual Meeting of Shareholders. In accordance with SEC Rule 14a-4(c) under the Securities Exchange Act of 1934, proxy holders will have discretionary authority to vote in accordance with their judgment upon any proposal which is not timely received by the Corporation or which does not otherwise comply with applicable SEC rules.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           David B. Mogle, Secretary

                                                                       EXHIBIT A

                               F.N.B. CORPORATION
                             AUDIT COMMITTEE CHARTER

I. ORGANIZATION

This charter governs the operations of the F.N.B. Corporation Audit Committee ("Committee"). The Committee shall review and reassess this charter at least annually and obtain the approval of the F.N.B. Corporation board of directors. The Committee shall disclose the charter in the proxy statement at least once every three years, and shall disclose in the proxy statement annually the fact that the charter has been adopted. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Corporation. Members of the Committee shall be considered independent as long as they meet the current independence requirements of the stock exchange listing standards and have no relationship that may interfere with the exercise of their independence from management and the Corporation. All Committee members shall be financially literate, and at least one member shall be an "audit committee financial expert," as defined by SEC regulations. Committee members shall not serve on more than two other public company audit committees.

II. PURPOSE

The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the integrity of the Corporation's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Corporation's internal audit function and independent auditors; the independent auditor's qualifications and independence; and the Corporation's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Corporation.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Corporation shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisers that the Committee chooses to engage.

III. DUTIES AND RESPONSIBILITIES

The primary responsibility of the Committee is to oversee the Corporation's financial reporting process on behalf of the board and report the results of their activities to the board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Corporation's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Corporation. The independent auditors are responsible for auditing the Corporation's financial statements and for reviewing the Corporation's unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall be directly responsible for the appointment, retention, and termination of the independent auditors (subject, if applicable, to shareholder ratification), and the independent auditors must report directly to the Committee. The Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review with the independent auditors their report describing:

        -       The firm's internal quality control procedures.

        - Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

        - All relationships between the independent auditor and the Corporation (to assess the auditor's independence).

The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Corporation's policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Corporation's Code of Conduct).

The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management's response.

The Committee shall receive a report from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Corporation, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion.

The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The chair of the Committee may represent the entire Committee for purposes of this review.

The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Corporation's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Based on these reviews, the Committee shall recommend to the board of directors whether the audited financial statements should be included in the Annual Report on Form 10-K. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall investigate any reported known or suspected violations of the Code of Conduct for Senior Executives and Financial Managers or the company-wide Code of Ethics where required, and shall oversee an appropriate response, corrective action and preventive measures for both. The Committee shall review any proposed amendments or waivers to the codes and shall make a recommendation to the full Board of Directors for appropriate action, which will be subject to public disclosure as required by SEC regulation and stock exchange listing standards.

The Committee shall prepare its report to be included in the Corporation's annual proxy statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

--------------------------------------------------------------------------------
                               F.N.B. Corporation
       F.N.B. Center o 2150 Goodlette Road North o Naples, Florida 34102
                                 (941) 262-7600
                        Website: www.fnbcorporation.com

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS:


G. Scott Baton, II, Alan C. Bomstein, David A. Straz, Jr.,            FOR               WITHHOLD
William J. Strimbu, Archie O. Wallace and R. Benjamin Wiley  all nominees listed  authority to vote  I (We) will attend the meeting.
(Mr. Straz is nominated subject to the Corporation's         (except as marked to  for all nominees
acquisition of Charter Banking Corp. prior to the 2003        the contrary below)        listed            Yes          No
Annual Meeting, as described in the accompanying proxy
statement.)                                                           [ ]                  [ ]             [ ]          [ ]


INSTRUCTION: To withhold authority to vote your shares for any individual nominee, write that nominee's name here:


------------------------------------------------------------------------
Your shares will be voted for the election of each nominee
whose name is not written in the space above.


                                                                                In their discretion, the Proxies are authorized
                                                                                to vote upon such other matters as may properly
                                                                                come before the meeting.


                                                                                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
                                                                                VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED
                                                                                SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS
                                                                                PROXY WILL BE VOTED FOR THE ELECTION OF ALL
                                                                                NOMINEES FOR DIRECTOR.

                                                                                PLEASE DATE, EXECUTE AND RETURN THIS PROXY
                                                                                PROMPTLY IN THE ENCLOSED ENVELOPE.




                                                                                          Daytime Phone:____________________________

Signatures(s): _______________________________Signature(s):______________________________________Date:______________________________
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, etc., or as officer of a corporation, please give your full title(s) as such. For joint accounts, each joint owner must sign.









                              FOLD AND DETACH HERE




                Dear Shareholder:

                F.N.B. Corporation offers a Dividend Reinvestment and Direct Stock Purchase Plan for its shareholders.

                This plan provides features such as safekeeping to eliminate the risk of loss, theft or destruction of stock certificates; automatic dividend reinvestment and purchase of additional common shares without a broker fee.

                All of these convenient features are at no cost to you.

                If you wish to participate in this Plan, a Prospectus and enrollment form may be obtained by calling F.N.B. Shareholder Services at 888-441-4FNB (4362).

                                                      Sincerely,

                                                      F.N.B. Corporation

                               F.N.B. CORPORATION
                       2003 ANNUAL MEETING OF SHAREHOLDERS

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Thomas E. Fahey, Robert T. Reichert, and William
J. Rundorff, each with full power to act without the others, as Proxies of the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse, all the shares of Common Stock and/or Series A Cumulative Convertible Preferred Stock of F.N.B. Corporation held of record by the undersigned on February 18, 2003 at the Annual Meeting of Shareholders to be held on April 28, 2003 or any adjournment of it.





      (Continued, and to be marked, dated and signed, on the other side.)






                            - FOLD AND DETACH HERE -